Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Pre-Effective Amendment No. 1 to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission, in the Application to Become a Bank Holding Company on Form Y-3 filed with the Board of Governors of the Federal Reserve System and in the Application for a Holding Company Acquisition filed with the Pennsylvania Department of Banking and Securities of our report dated December 21, 2012, except for Note 17 as to which the date is June 14, 2013, relating to our audits of the consolidated financial statements appearing in the Prospectus, which is part of this Registration Statement and Application for Conversion.

We also consent to the reference to our firm under the captions “Experts” in such Prospectus.

Wexford, Pennsylvania

July 31, 2013